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                                                                  EXHIBIT (9)(a)

                    MUNICIPAL FUND FOR TEMPORARY INVESTMENT
                            ADMINISTRATION AGREEMENT


                 AGREEMENT dated as of January 18, 1993 between MUNICIPAL FUND FOR TEMPORARY INVESTMENT, a Pennsylvania common law trust (the "Company"), PROVIDENT FINANCIAL PROCESSING CORPORATION, a Delaware corporation, and Provident Distributors, Inc. ("PDI"), a Delaware corporation (collectively, the "Administrators").

                 WHEREAS, the Company is registered as an open-end, diversified management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

                 WHEREAS, the Company desires to retain the Administrators to provide, as co-administrators, certain administration services for each series and subseries of units of beneficial interest ("shares") in each of the Company's investment portfolios (individually, a "Fund," collectively, the "Funds") as listed on Appendix A (as such Appendix may, from time to time, be supplemented (or amended)) and the Administrators are willing to furnish such services;

                 NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, it is agreed between the parties hereto as follows:


                 1. APPOINTMENT OF ADMINISTRATORS. The Company hereby appoints each of the Administrators jointly to provide administration services to each series and subseries of shares in each of the Company's Funds on the terms and for the period set forth in this Agreement. The Administrators accept such appointment and agree to perform the services and duties set forth in Section 3 below in return for the compensation provided in Section 5 below. In the event that the Company establishes additional series or investment portfolios other than the Funds listed on Appendix A with respect to which it desires to retain the Administrators to act as co-administrators hereunder, the Company shall notify the Administrators, whereupon such Appendix A shall be supplemented (or amended) and such portfolio shall become a Fund hereunder and shall be subject to the provisions of this Agreement to the same extent as the Funds (except to the extent that said provisions, including the compensation payable on behalf of such new Fund, may be modified in writing by the Company and Administrators at the time).